UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2013 (October 28, 2013)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)                (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

Net 1 UEPS Technologies, Inc. (the “Company”) is filing this amendment to the Current Report to include Item 5.02 in the “Description” column to its EDGAR submission that was inadvertently omitted from the filing made on October 31, 2013.

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2013, Net1 Applied Technologies Korea (“Net1 Korea”), an indirect wholly-owned subsidiary of the Company, entered into a Senior Facilities Agreement (the “Facilities Agreement”) with a group of financial institutions led by Republic of Korea-based Hana Bank which provides for Net1 Korea to borrow up to 85.0 billion Korean won (“KRW”) to refinance Net1 Korea’s outstanding debt. The material terms and conditions of the Facilities Agreement are more fully discussed in Item 2.03 below.

On October 29, 2013, the USD/KRW exchange rate was $1.00/KRW1,063.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Facilities Agreement provides for a Tranche A term loan of up to KRW 60.0 billion, a Tranche B term loan of up to KRW 15.0 billion and a revolving credit facility of up to KRW 10.0 billion.

On October 29, 2013, Net1 Korea repaid the entire KRW 92.4 billion outstanding under its existing debt facilities through a full drawdown of the Tranche A and Tranche B term loans, with the remaining amount paid from Net1 Korea’s existing cash reserves.

Interest on the term loans and revolving credit facility is payable quarterly based on the Korean CD rate in effect from time to time plus a margin of 3.10% for the Tranche A loan and revolving credit facility and a margin of 2.90% for the Tranche B loan. The CD rate was 2.66% on September 30, 2013.

The Tranche A loan is repayable in three scheduled annual installments of KRW 10 billion in April 2016, 2017 and 2018 and one final installment of KRW 30 billion on October 29, 2018. The Facility B loan is repayable in full on October 29, 2014. The revolving credit facility is repayable in full on October 29, 2018.

The loans under the Facilities Agreement are secured by a pledge by Net1 Korea of its entire equity interest in KSNET, Inc. and certain of Net1 Korea’s accounts and a pledge by the immediate parent of Net1 Korea (also one of the Company’s subsidiaries) of its entire equity interest in Net1 Korea. The Facilities Agreement contains customary covenants that require Net1 Korea to maintain agreed leverage and debt service coverage ratios and restricts Net1 Korea’s ability to make certain distributions with respect to its capital stock, prepay other debt, encumber its assets, incur additional indebtedness, or engage in certain business combinations. The loans under the Facilities Agreement are without recourse to, and the covenants and other agreements contained therein do not apply to, the Company or any of the Company’s subsidiaries (other than Net1 Korea).

The foregoing description of the Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facilities Agreement, a copy of which is attached hereto as Exhibit 10.24 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 31, 2013, Mr. Brian Khomotso Mosehla resigned from his position as a member of the Company’s board of directors, effective immediately. Mr. Mosehla is a member of a consortium which is participating in discussions with the Company regarding a possible Black Economic Empowerment transaction. Mr. Mosehla informed the Company that because he may be a participant in such a transaction, he was resigning in order to avoid any conflict of interest and to preserve the Company’s ability to structure the terms of a transaction that would not be impacted by his membership on the Company’s board of directors. Mr. Mosehla also informed the Company that his resignation did not result from any disagreement with the Company relating to its operations, policies or practices.

A copy of Mr. Mosehla’s resignation letter is included herewith as Exhibit 99.1.

As a result of his resignation, Mr. Mosehla will not stand for election at the Company’s annual meeting of shareholders to be held on November 19, 2013.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.24

KRW 85,000,000,000 Senior Facilities Agreement dated October 28, 2013, between Net 1 Applied Technologies Korea, as borrower, Hana Bank, as agent and security agent, financial institutions listed therein as original lenders and Hana Daetoo Securities Co., Ltd., as mandated lead arranger (incorporated by reference to the Company’s Form 8-K filed October 31, 2013).

99.1	Resignation letter of Brian Khomotso Mosehla (incorporated by reference to the Company’s Form 8-K filed October 31, 2013).

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 1, 2013	By:	/s/ Serge Belamant
Serge Belamant
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.24

KRW 85,000,000,000 Senior Facilities Agreement dated October 28, 2013, between Net 1 Applied Technologies Korea, as borrower, Hana Bank, as agent and security agent, financial institutions listed therein as original lenders and Hana Daetoo Securities Co., Ltd., as mandated lead arranger (incorporated by reference to the Company’s Form 8-K filed October 31, 2013).

99.1	Resignation letter of Brian Khomotso Mosehla (incorporated by reference to the Company’s Form 8-K filed October 31, 2013).